Exhibit 99.1

FOR IMMEDIATE RELEASE

Peerless Mfg. Co. Reports Second Quarter Fiscal Year 2004 Results

Dallas, Texas — February 10, 2004 — Peerless Mfg. Co. (Nasdaq: PMFG), today reported its operating results for the second quarter of fiscal year 2004 ended December 31, 2003.

The Company reported second quarter revenues from continuing operations of approximately $16.4 million, in line with revenues for the first quarter, but a decrease of approximately $3.6 million, or 18.0%, compared to revenues from continuing operations of approximately $20.0 million for the second quarter of fiscal 2003. The lower revenues were primarily due to a decrease in revenues from the Company’s Environmental Systems business unit. The Company recorded net earnings from continuing operations of approximately $609,000, or $.20 per diluted share for the quarter, compared to net earnings from continuing operations of approximately $468,000, or $.15 per diluted share for the comparable period last year. Loss from discontinued operations during the period was $142,000, or ($.05) per diluted share, compared to a loss of $494,000 or ($.16) per diluted share for the same period last year. Net earnings for the period were approximately $467,000, or $.15 per diluted share, compared to a net loss of approximately $26,000, or ($.01) per diluted share for the same period last year.

The Company reported revenues of $33.2 million from continuing operations for the six months ended December 31, 2003, compared to revenues from continuing operations of approximately $33.3 million for the same period last year. The Company recorded net earnings from continuing operations of approximately $1.35 million, or $.44 per diluted share for the period, compared to a loss from continuing operations of approximately $587,000, or ($.20) per diluted share for the comparable period last year. Loss from discontinued operations during the period was $77,000, or ($.03) per diluted share, compared to a loss of $782,000 or ($.26) per diluted share for the same period last year. Net earnings for the period were approximately $1.27 million, or $.42 per diluted share, compared to a net loss of approximately $1.37 million, or ($.46) per diluted share for the same period last year.

Mr. Sherrill Stone, Chairman and Chief Executive Officer of the Company, stated, “We are pleased with our current fiscal year results to date and for the quarter. The results during this quarter follow the positive results achieved by the Company during its previous two quarters. We believe that we are seeing the positive operational impact of our restructuring initiatives undertaken during the last fiscal year. We continue to be encouraged by the relative stability of our backlog, which was $40 million at December 31, 2003. We are also encouraged by the recently announced multi-million dollar retrofit SCR systems order and the multi-million order for steam separation equipment for a nuclear power plant. We do however continue to operate in a challenging market environment, and as such may experience softness in our revenues from quarter-to-quarter.”

About Peerless Mfg. Co.

Peerless Mfg. Co. is engaged in the business of designing, engineering, manufacturing and selling highly specialized products used for the abatement of air pollution and products for the separation and filtration of contaminants from gases and liquids. The Company, headquartered in Dallas, Texas, markets its products worldwide.

Harbor Under The Private Securities Litigation Reform Act of 1995

Certain statements contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development and results of the Company include, but are not limited to: the growth rate of the Company’s revenue and market share, the consummation of new, and the non-termination of, existing contracts; the Company’s ability to effectively manage its business functions while growing its business in a rapidly changing environment, the Company’s ability to adapt and expand its services in such an environment; the quality of the Company’s plans and strategies; and the Company’s ability to execute such plans and strategies. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission. The Company undertakes no obligation to revise any forward-looking statements or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

For Further Information Contact:

Mr. Sherrill Stone, Chairman and Chief Executive Officer
Mr. Richard L. Travis, Vice President and Chief Financial Officer
Peerless Mfg. Co.
2819 Walnut Hill Lane
Dallas, Texas 75229
Phone: (214) 353-5590
Fax: (214) 351-4172
www.peerlessmfg.com

Peerless Mfg. Co.
Condensed Financial Information
(In thousands, except per share amounts)

	Three months ended		Six months ended
Operating Results	December 31,		December 31,
	2003	2002	2003	2002
Continuing Operations
Revenues	$16,429	$20,011	$33,236	$33,287
Cost of goods sold	11,884	15,535	23,885	25,538

Gross profit	4,545	4,476	9,351	7,749
Operating expenses	3,724	3,801	7,379	8,727

Operating income (loss)	821	675	1,972	(978)
Other income	(109)	(63)	(79)	(41)
Income tax expense (benefit)	321	270	702	(350)

Net earnings (loss) from continuing operations	609	468	1,349	(587)
Loss from discontinued operations, (including gain on disposal of $140 for the six months ended December 31, 2003), net of taxes	(142)	(494)	(77)	(782)

Net earnings (loss)	$467	$(26)	$1,272	$(1,369)

Earnings (Loss) per Share (1)
Basic — continuing operations	$0.20	$0.16	$0.45	$(0.20)
Basic — discontinued operations	(0.05)	(0.17)	(0.03)	(0.26)

	$0.16	$(0.01)	$0.42	$(0.46)

Diluted — continuing operations	$0.20	$0.15	$0.44	$(0.20)
Diluted — discontinued operations	(0.05)	(0.16)	(0.03)	(0.26)

	$0.15	$(0.01)	$0.42	$(0.46)

(1) — EPS from continuing and discontinued operations may not add to total due to rounding.

Weighted Average Shares Outstanding
Basic	3,002	2,994	3,000	2,993
Diluted	3,047	3,028	3,042	2,993

Condensed Balance Sheet Information	December 31,	June 30,
	2003	2003
Current assets
Continuing Operations	$34,748	$35,252
Discontinued Operations	2,121	2,760

Total	$36,869	$38,012

Total Assets
Continuing Operations	$39,011	$39,641
Discontinued Operations	2,130	2,911

Total	$41,141	$42,552

Current Liabilities
Continuing Operations	$16,803	$19,377
Discontinued Operations	559	864

Total	$17,362	$20,241

Shareholders’ equity	$23,779	$22,311